As filed with the Securities and Exchange Commission on April 9, 2004
                                                                                                         Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
Registration Statement Under The Securities Act of 1933

ARCHSTONE-SMITH TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland                                                             74-6056896
(State of Incorporation)                               (I.R.S. Employer Identification Number)

9200 E. PANORAMA CIRCLE, SUITE 400
ENGLEWOOD, COLORADO 80112
(303) 708-5959
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's
Principal Executive Office)

Caroline Brower
Executive Vice President and General Counsel
Archstone-Smith Trust
9200 E. Panorama, Suite 400
Englewood, Colorado 80112
(303) 708-5959
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael T. Blair
Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603
(312) 782-0600

        Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                                                  CALCULATION OF REGISTRATION FEE
============================================ ================= ================= =================== =================
                                                                   Proposed
                                                                   Maximum        Proposed Maximum
          Title of Each Class of               Amount to Be     Offering Price       Aggregate           Amount of
        Securities to Be Registered             Registered       Per Share(1)     Offering Price(1)   Registration Fee
-------------------------------------------- ----------------- ----------------- ------------------- -----------------
Common Shares of Beneficial  Interest,
par value $0.01 per share(2)...............       156,332           $28.62          $4,474,221.84         $556.88
============================================ ================= ================= =================== =================

       (1)        Estimated solely for purposes of computing the registration fee on the basis of the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on April 7, 2004.
       (2)        Includes the related preferred share purchase rights.

__________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED April 9, 2004

PROSPECTUS

Archstone-Smith Trust

156,332 Common Shares

      The shareholders identified in this prospectus are offering and selling common shares of beneficial interest. The common shares being offered by this prospectus were acquired by the selling shareholders in connection with the merger of P & M Realty Corp. with and into ASN P&M Realty LLC, a wholly-owned subsidiary of Archstone-Smith Operating Trust.

      The selling shareholders may offer their common shares through public or private transactions, on or off of the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. They may sell the common shares in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, pursuant to Rule 144 under the Securities Act of 1933 or otherwise. If the holders sell the common shares through brokers, they expect to pay customary brokerage commissions and charges.

      Our common shares are listed on the New York Stock Exchange under the symbol “ASN”. On April 8, 2004, the last reported sale price of our common shares on the New York Stock Exchange was $28.59 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is April , 2004

ARCHSTONE-SMITH

      Archstone-Smith Trust, which we refer to as Archstone-Smith Trust, is a real estate operating company engaged primarily in the operation, development, redevelopment, acquisition, management and long-term ownership of apartment communities throughout the United States. Archstone-Smith, together with Archstone-Smith Operating Trust, which we refer to as the “Operating Trust,” is structured as an umbrella partnership real estate investment trust or “UPREIT.” Archstone-Smith is the sole trustee of the Operating Trust and owned 88.5% of the Operating Trust at December 31, 2003.

      We focus on creating value for our shareholders by:

  Maximizing the performance of our apartment communities by generating long-term sustainable growth in operating cash flow, strengthening our operating platform, leveraging the equity of our brands, investing in technology that improves our core business and solidifying our reputation for operational leadership;

  Acquiring, developing and operating apartment communities in markets characterized by protected locations with limited land on which to build new housing, expensive single-family home prices and a strong, diversified economic base and job growth potential; and

  Selectively selling assets, which allows us to continually upgrade our portfolio by using proceeds to fund investments with higher anticipated growth prospects.

      Archstone-Smith is organized as a REIT under the laws of Maryland. Its principal executive offices are located at 9200 East Panorama Circle, Englewood, Colorado 80112, and its telephone number is (303) 708-5959.

USE OF PROCEEDS

      All net proceeds from the sale of the common shares will go to the shareholders who are offering their common shares under this prospectus. Accordingly, we will not receive any proceeds from the sale of the common shares under this prospectus.

SELLING SHAREHOLDERS

      The table below sets forth the name of each selling shareholder and relationship, if any, with Archstone-Smith. The table also shows the number of common shares beneficially owned by the selling shareholders as of April 8, 2004, the maximum number of common shares which may be offered for the account of each selling shareholder under the prospectus, and the number and percentage of common shares to be owned by the selling shareholders assuming the sale of all of the common shares which may be offered under this prospectus.

                                                                                                  Percentage of
                                         Shares                          Amount of Shares             Shares
                                     Beneficially         Shares           Beneficially           Beneficially
                                         Owned             Being              Owned                   Owned
 Selling Shareholder               Prior to Offering      Offered        After Offering (1)       After Offering
 -------------------               -----------------    -------------    ------------------       --------------

 Stephen D. Massman                    209,071(2)          70,350            138,721(2)                 *

 Pynoos Revocable Trust(3)               70,350            70,350                0                      *

 Michael B. Massman                      3,908              3,908                0                      *

 Brent G. Massman                        3,908              3,908                0                      *

 Robert S. Pynoos                        3,908              3,908                0                      *

 Jonathan M. Pynoos                      3,908              3,908                0                      *

 -------------
  Assumes the sale of all of the common shares offered in this prospectus, although neither of the selling shareholders is under any obligation, known to us, to sell any common shares.
  Includes 138,721 Class B units of beneficial interest in the Operating Trust, which will automatically be converted into an equal number of Class A-1 Units of beneficial interest in the Operating Trust following the first distribution payment by Archstone-Smith following the filing of the Registration Statement of which this prospectus is a part.
  Rita Pynoos is the trustee of the Pynoos Revocable Trust and exercises voting and dispositive power with respect to these common shares.
      *    Less than one percent

      We will pay all of the fees and expenses of registering the common shares offered in this prospectus and in connection with any prospectus supplement subsequently filed as referenced below in “Plan of Distribution.”

PLAN OF DISTRIBUTION

      Any of the selling shareholders may sell any of their common shares offered under this prospectus from time to time. Sales may be made directly or through brokers or dealers in connection with trades by the selling shareholders through the New York Stock Exchange or otherwise. To the extent required by applicable law, a prospectus supplement with respect to the common shares being offered will set forth the terms of the offering of the common shares, including the name or names of any underwriters, dealers, or agents, the purchase price of the common shares and the proceeds to the selling shareholders from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, and any discounts or concessions allowed or reallowed or paid to dealers.

      If dealers are used in the sale of common shares with respect to which this prospectus is delivered or with respect to any block trades, the selling shareholder will sell such common shares to the dealers as principals. The dealers may then resell such common shares to the public at varying prices to be determined by such dealers at the time of resale. The name of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto to the extent required by law.

      In connection with the sale of the common shares agents may receive compensation from the selling shareholders or from purchasers of common shares for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts or commissions received by them from the selling shareholders and any profit on the resale of the common shares by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

      Upon Archstone-Smith being notified by a selling shareholder of any change in the identity of the selling shareholder or that any material arrangement has been entered into with a broker or dealer for the sale of any common shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

  the names of such brokers or dealers and the number of common shares to be sold;

  the price at which such common shares are being sold;

  the commissions paid or the discounts or concessions allowed to such brokers or dealers;

  where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented or amended;

  any change in the identity of the selling shareholder; and

  other facts material to the transaction.

      Agents and dealers may be entitled under agreements entered into with the selling shareholders to indemnification by the selling shareholders against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents and dealers may be customers of, engage in transactions with, or perform services for Archstone-Smith and/or the selling shareholders in the ordinary course of business.

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO ARCHSTONE-SMITH

      Archstone-Smith intends to operate in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. Since these provisions are highly technical and complex, you are urged to consult your own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of Archstone-Smith shares.

      Based upon its representations with respect to the facts as set forth and explained in the discussion below, in the opinion of Archstone-Smith’s counsel, Mayer, Brown, Rowe & Maw LLP, Archstone-Smith has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation described in this prospectus and as represented by management will enable Archstone-Smith to satisfy the requirements for such qualification. This opinion is based on representations made by Archstone-Smith as to certain factual matters relating to its organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of filing of this report. Archstone-Smith’s qualification and taxation as a REIT will depend on its ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership and the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw LLP will not review Archstone-Smith’s compliance with these tests on a continuing basis. No assurance can be given that Archstone-Smith will satisfy such tests on a continuing basis. In brief, if the conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities such as Archstone-Smith, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the “double taxation” at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT. If Archstone-Smith fails to qualify as a REIT in any year, Archstone-Smith will be subject to federal income taxation as if Archstone-Smith was a domestic corporation for that year and, potentially, one or more subsequent years, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, Archstone-Smith could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated. The board of trustees believes that Archstone-Smith has been organized and operated and currently intends that Archstone-Smith will continue to operate in a manner that permits Archstone-Smith to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on its continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on its operating results.

      The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis.

      The following summary is not exhaustive of all possible tax considerations and does not give detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of Archstone-Smith

      General

      In any year in which Archstone-Smith qualifies as a REIT, in Archstone-Smith generally will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. Archstone-Smith may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. To the extent that Archstone-Smith elects to retain and pay income tax on its net long-term capital gain, shareholders are required to include their proportionate share of its undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by Archstone-Smith.

      Notwithstanding its qualification as a REIT, Archstone-Smith may also be subject to taxation in other circumstances. If Archstone-Smith should fail to satisfy either the 75% or the 95% gross income test, which are discussed below, and nonetheless maintain its qualification as a REIT because other requirements are met, Archstone-Smith will be subject to a 100% tax on the greater of either (1) the amount by which 75% of its gross income (excluding gross income from prohibited transactions) exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of its gross income (excluding gross income from prohibited transactions) exceeds the amount of its income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect its profitability. Archstone-Smith will be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if Archstone-Smith has net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, Archstone-Smith will be subject to tax on such income from foreclosure property at the highest corporate rate. Archstone-Smith will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid by any of its “taxable REIT subsidiaries” to Archstone-Smith that would be reduced through reapportionment under section 482 of the Internal Revenue Code in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary includes any corporation for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT. See “Other Tax Considerations—Investments in taxable REIT subsidiaries.” In addition, if Archstone-Smith should fail to distribute during each calendar year at least the sum of:

  85% of its REIT ordinary income for such year;

  95% of its REIT capital gain net income for such year, other than capital gains Archstone-Smith elects to retain and pay tax on as described below; and

  any undistributed taxable income from prior years,

      Archstone-Smith would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that Archstone-Smith elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

      A REIT is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if Archstone-Smith made this designation, its shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by Archstone-Smith and Archstone-Smith would have to pay the tax on such gains within 30 days of the close of its taxable year. Each of its shareholders would be deemed to have paid the shareholder’s share of the tax paid by Archstone-Smith on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by Archstone-Smith. Archstone-Smith may also be subject to the corporate “alternative minimum tax,” as well as tax in various situations and on some types of transactions not presently contemplated. Archstone-Smith will use the calendar year both for federal income tax purposes and for financial reporting purposes.

       In order to qualify as a REIT, Archstone-Smith must meet, among others, the following requirements:

      Share ownership test

      Archstone-Smith’s shares must be held by a minimum of 100 persons for at least 335 days in each taxable year following its first taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year following its first taxable year, no more than 50% in value of its shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. If Archstone-Smith complies with the Treasury Department regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares were held, actually or constructively, by five or fewer individuals, then Archstone-Smith will be treated as meeting such requirement.

      In order to ensure compliance with the 50% test, Archstone-Smith has placed restrictions on the transfer of its shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury Department regulations, Archstone-Smith must maintain records which disclose the actual ownership of its outstanding shares and such regulations impose penalties against Archstone-Smith for failing to do so. In fulfilling its obligations to maintain records, Archstone-Smith must and will demand written statements each year from the record holders of designated percentages of its shares disclosing the actual owners of such shares as prescribed by Treasury Department regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of its records. A shareholder failing or refusing to comply with its written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of its shares and other information. In addition, the declaration of trust of Archstone-Smith provides restrictions regarding the transfer of shares that are intended to assist Archstone-Smith in continuing to satisfy the share ownership requirements. Archstone-Smith intends to enforce the 9.8% limitation on ownership of shares to assure that its qualification as a REIT will not be compromised.

      Asset tests

      At the close of each quarter of its taxable year, Archstone-Smith must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. Where Archstone-Smith invests in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, such as the Operating Trust, Archstone-Smith will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. In addition, when Archstone-Smith owns 100% of a corporation that is not a taxable REIT subsidiary, Archstone-Smith will be deemed to own 100% of the corporation’s assets. First, at least 75% of the value of its total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities, and qualified temporary investments. Second, although the remaining 25% of its assets generally may be invested without restriction, Archstone-Smith is prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “10% vote and value test”). Further, no more than 20% of the value of its total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of its total assets may be represented by securities of any non-government issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “20% and 5% asset tests”).

      As noted above, when Archstone-Smith invests in an entity classified as a partnership for federal income tax purposes such as the Operating Trust, Archstone-Smith will be deemed to own a proportionate share of its assets. The partnership interest does not constitute a security for purposes of these tests. See “—Tax aspects of its investments in partnerships.” Accordingly, its investment in properties through its interest in the Operating Trust is treated as an investment in qualified assets for purposes of the 75% asset test to the extent the Operating Trust’s assets so qualify. The Operating Trust currently owns securities of issuers which are not treated as qualified REIT subsidiaries or REITs and may acquire additional such securities in the future.

      By virtue of its partnership interest in the Operating Trust, Archstone-Smith is deemed to own initially a pro rata share of such securities. Based upon an analysis of the estimated value of the securities owned by the Operating Trust in taxable REIT subsidiaries and non-government issuers relative to the estimated value of the total assets owned by the Operating Trust, Archstone-Smith believes that the 10% vote and value test and the 20% and 5% asset tests on the date of this prospectus should be satisfied. In rendering its opinion as to its qualification as a REIT, Mayer, Brown, Rowe & Maw LLP is relying on its representations with respect to the value of the stock and assets and its conclusion that Archstone-Smith satisfies each of the 10% vote and value test and the 20% and 5% asset tests.

      Each of the 10% vote and value test and the 20% and 5% asset tests must be satisfied at the end of any quarter in which Archstone-Smith acquires additional securities of any issuer. If any unitholder of the Operating Trust exercises its redemption option to exchange units for common shares, Archstone-Smith will thereby increase its proportionate indirect ownership interest in the Operating Trust. This will require Archstone-Smith to meet the 10% vote and value test and the 20% and 5% asset tests in any quarter in which the conversion option is exercised. A similar result will follow in the case of any exchange of units by employees of the Operating Trust or any subsidiary that they received pursuant to its long term incentive compensation plan. Archstone-Smith plans to take steps to ensure that the 10% vote and value test and the 20% and 5% asset tests are satisfied for any quarter in which retesting is to occur. However, Archstone-Smith cannot give assurance that the steps will always be successful and will not require a reduction in the Operating Trust’s overall interest in the securities of any issuer. If Archstone-Smith fails to comply with the asset tests, it will fail to qualify as a REIT.

      Gross income tests

      There are currently two separate percentage tests relating to the sources of its gross income which must be satisfied for each taxable year. For purposes of these tests, where Archstone-Smith invests in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, Archstone-Smith will be treated as receiving its share of the income and loss of the partnership, limited liability company or trust, and the gross income of the partnership, limited liability company or trust will retain the same character in its hands as it has in the hands of the partnership, limited liability company or trust. In addition, when Archstone-Smith owns 100% of a corporation that is not a taxable REIT subsidiary, Archstone-Smith will be deemed to receive 100% of the corporation’s income. The two tests are as follows:

     1.   The 75% Test. At least 75% of its gross income, excluding gross income from prohibited transactions, for the taxable year must be "qualifying income." Qualifying income generally includes:

  rents from real property except as modified below;

  interest on obligations secured by mortgages on, or interests in, real property;

  gains from the sale or other disposition of non-"dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of its trade or business;

  dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

  abatements and refunds of real property taxes;

  income from the operation of, and gain from the sale of, "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property for which an election has been made;

  commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property, unless such fees are determined by income and profits; and

  certain qualified temporary investment income attributable to the investment of new capital received by Archstone-Smith in exchange for its shares or certain publicly offered debt which income is received or accrued during the one-year period following the receipt of such capital.

      Rents received from a resident will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if Archstone-Smith, or an owner of 10% or more of its shares, directly or constructively owns 10% or more of such resident unless the resident is a taxable REIT subsidiary of Archstone-Smith and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property, or as interest income, for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, Archstone-Smith generally must not furnish or render services to residents, other than through a taxable REIT subsidiary or an “independent contractor” from whom Archstone-Smith derives no income, except that Archstone-Smith may directly provide services that are “usually or customarily rendered” in connection with the rental of apartment units for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” A REIT is permitted to render a de minimis amount of impermissible services to tenants, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, Archstone-Smith may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

      The Operating Trust provides services at the properties that it owns and may provide the services at any newly acquired properties of it. Archstone-Smith believes that, for purposes of the 75% and 95% gross income tests, the services provided at its properties are or will be of the type which are usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience. Archstone-Smith believes this is also true for any other services and amenities provided by the Operating Trust or its agents. Mayer, Brown, Rowe & Maw LLP, in rendering its opinion as to its qualification as a REIT, is relying on its representations to that effect. Archstone-Smith intends that independent contractors or a taxable REIT subsidiary will perform services that cannot be provided directly by the Operating Trust or its agents.

     2.   The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of its gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to Archstone-Smith under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by Archstone-Smith to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

      For purposes of determining whether Archstone-Smith complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by Archstone-Smith for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See “—Taxation of Archstone-Smith—General.”

      Archstone-Smith believes that for purposes of both the 75% and the 95% gross income tests, its investment in properties through the Operating Trust in major part gives rise to qualifying income in the form of rents. Archstone-Smith also believes that gains on sales of the properties, or of its interest in the Operating Trust, generally will also constitute qualifying income.

      Even if Archstone-Smith fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Archstone-Smith may still qualify as a REIT for such year if Archstone-Smith is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

  its failure to comply with gross income tests was due to reasonable cause and not to willful neglect;

  Archstone-Smith reports the nature and amount of each item of its income included in the tests on a schedule attached to its federal income tax return; and

  any incorrect information on this schedule is not due to fraud with intent to evade tax.

      It is not possible, however, to state whether in all circumstances Archstone-Smith would be entitled to the benefit of these relief provisions. If these relief provisions apply, however, Archstone-Smith will nonetheless be subject to a special tax upon the greater of the amount by which Archstone-Smith fails either the 75% or 95% gross income test for that year.

      Annual distribution requirements

      In order to qualify as a REIT, Archstone-Smith is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 90% of its REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, plus 90% of its net income after tax, if any, from foreclosure property, minus the sum of various items of excess non-cash income.

      Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Archstone-Smith timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Archstone-Smith does not distribute all of its net capital gain or if Archstone-Smith distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, Archstone-Smith will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. A REIT is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if Archstone-Smith made this designation, its shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by Archstone-Smith and Archstone-Smith would have to pay the tax on such gains within 30 days of the close of its taxable year. Each of its shareholders would be deemed to have paid the shareholder’s share of the tax paid by Archstone-Smith on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by Archstone-Smith.

      Archstone-Smith intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the declaration of trust of the Operating Trust authorizes Archstone-Smith in its capacity as trustee to take the steps as may be necessary to cause the Operating Trust to distribute to its unitholders an amount sufficient to permit Archstone-Smith to meet the distribution requirements. It is possible that Archstone-Smith may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing its REIT taxable income on the other hand. Additionally, this may be due to the Operating Trust’s inability to control cash distributions from any properties over which it does not have decision making control, or for other reasons.

      To avoid any problem with the 90% distribution requirement, Archstone-Smith will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intend to borrow funds or cause the Operating Trust or other affiliates to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

      Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared and paid in the following year if the dividends are declared before Archstone-Smith timely files its tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if Archstone-Smith declares a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, Archstone-Smith will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that Archstone-Smith does not distribute all of its net capital gain or if Archstone-Smith distributes at least 90%, but less than 100% of its REIT taxable income, as adjusted, Archstone-Smith will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

      If Archstone-Smith fails to meet the 90% distribution requirement as a result of an adjustment to its tax return by the IRS, Archstone-Smith may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.

      Archstone-Smith would incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if Archstone-Smith fails to distribute during a calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of the REIT ordinary income for such year, (2) 95% of the REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods.

      Tax aspects of its investments in partnerships

      Archstone-Smith holds units in the Operating Trust. For federal income tax purposes, the Operating Trust is classified as a partnership. In general, a partnership is a “pass-through” entity which is not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partner received a distribution from the partnership. Archstone-Smith will include its proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. See “—Taxation of Archstone-Smith—General” and “—Taxation of Archstone-Smith—Gross income tests.”

      Each partner’s share of a partnership’s tax attributes is determined in accordance with the declaration of trust of the Operating Trust, although the allocations will be adjusted for tax purposes if they do not comply with the technical provisions of Internal Revenue Code section 704(b) and the regulations under Internal Revenue Code section 704(b). The Operating Trust’s allocation of tax attributes is intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross income and asset tests discussed above, Archstone-Smith will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to have received a share of the income of the partnership based on its capital interest in the Operating Trust. Accordingly, any increase in its REIT taxable income from its interest in the Operating Trust, whether or not a corresponding cash distribution is also received from the Operating Trust, will increase its distribution requirements. However, this income will not be subject to federal income tax in its hands if Archstone-Smith distributes an amount equal to such additional income to its shareholders. Moreover, for purposes of the REIT asset tests, Archstone-Smith will include its proportionate share of assets held by the Operating Trust. See “Taxation of Archstone-Smith—Annual distribution requirements” and “—Taxation of Archstone-Smith—Asset tests.”

      Entity classification

      Based on its representations that the Operating Trust will satisfy the conditions to avoid classification as a “publicly traded partnership” under the Internal Revenue Code, in the opinion of Mayer, Brown, Rowe & Maw LLP, under existing federal income tax law and regulations, the Operating Trust will be treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation. The opinion, however, is not binding on the Internal Revenue Service.

       Tax allocations with respect to book-tax difference on contributed properties

      Under section 704(c) of the Internal Revenue Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which is referred to as the book-tax difference. A book-tax difference also can exist with respect to an asset that has not appreciated or depreciated in economic terms if that asset has been depreciated for tax purposes. At the time of the merger of Charles E. Smith Residential Realty L.P. with and into the Operating Trust (the “Partnership Merger”), a substantial book-tax difference likely existed with respect to the assets owned by Smith Partnership, particularly those that Smith Partnership previously acquired in exchange for its units.

      The declaration of trust of the Operating Trust requires allocations of income, gain, loss and deductions attributable to the properties with respect to which there is book-tax difference be made in a manner that is consistent with section 704(c) of the Internal Revenue Code. Treasury regulations under section 704(c) require partnerships to use a reasonable method for allocation of items affected by section 704(c) of the Internal Revenue Code. The Operating Trust has agreed to use the traditional method, one of the three methods outlined by the Treasury regulations under section 704(c), with no curative allocations, with respect to the Smith Partnership properties, except to the extent required under a pre-existing agreement to use another method, which requirement is not waived.

      Under the traditional method, former Smith Partnership unitholders, including Archstone-Smith as successor to Charles E. Smith Residential Realty, Inc. (“Smith Residential”), are allocated less depreciation and, therefore, more income with respect to the assets owned by Smith Partnership prior to the Partnership Merger. The effects of these allocations are different for different Smith Partnership unitholders and depend upon which, if any, properties those unitholders originally contributed to Smith Partnership and the amount of depreciation, if any, that remains to be claimed with respect to these properties. These reduced allocations of depreciation and increased allocations of income are offset at least in part by increased allocations of depreciation and reduced allocations of income with respect to properties owned by the Operating Trust before the Partnership Merger.

      In order to offset the effect of certain ceiling rule disparities, the Operating Trust will make a special curative allocation of taxable income each year through 2028 to the former Smith Partnership unitholders in an amount per unit of the Operating Trust held by such former holders equal to $5,000,000 divided by the number of the Operating Trust units held by the former Smith Partnership unitholders immediately following the Partnership Merger. A ceiling rule disparity will generally exist if the aggregate amount of deductions for federal income tax purposes attributable to any of the Smith Partnership properties for any year is less than the amount of depreciation attributable to such Smith partnership property for such year computed based on the fair market value of such Smith Partnership property at the time of the Partnership Merger. Accordingly, in addition to the effects of the traditional method described above, each former Smith Partnership unitholder who continues to own the Operating Trust units following the Partnership Merger will be allocated income each year as a result of these special curative allocations in addition to income allocated in proportion to their respective percentage ownership interests in the Operating Trust, even though its cash flow is distributed proportionately among all the Operating Trust unitholders.

      To the extent there exists any remaining book-tax difference at the time of a taxable disposition of a Smith Partnership property, the Operating Trust will make a special curative allocation of income for federal income tax purposes to former Smith Partnership unitholders to offset the remaining book-tax disparity with respect to such property, even though the proceeds of the sale will be allocated proportionately among all the Operating Trust unitholders. Conversely, any book-tax difference remaining in an existing Archstone property at the time of a taxable disposition of such property will be allocated to Archstone-Smith and not to the former Smith Partnership unitholders. The amount of gain allocated to specific former Smith Partnership unitholders with respect to Smith Partnership assets would depend upon a number of variables, including the book-tax difference that existed with respect to such assets within Smith Partnership before the Partnership Merger; whether the former Smith Partnership unitholder owns units issued in exchange for the contribution of that asset to Smith Partnership; the amount of the additional book-tax difference that was created as a result of the Partnership Merger with respect to the asset; and the amount of the book-tax difference with respect to that asset that has been amortized since the Partnership Merger and before the sale of the asset through the special allocations of depreciation deductions described above.

      The declaration of trust of the Operating Trust also requires that any gain allocated to the Operating Trust unitholders upon the sale or other taxable disposition of any Operating Trust asset must, to the extent possible after taking into account other required allocations of gain, be characterized as recapture income in the same proportions and to the same extent as the unitholders previously have been allocated any deductions directly or indirectly giving rise to the treatment of the gains as recapture income.

      Liquidation of Archstone-Smith Operating Trust

      If the Operating Trust liquidates and dissolves, a distribution of the Operating Trust property other than money generally will not result in taxable gain to an Operating Trust unitholder, except to the extent provided in sections 704(c)(1)(B), 731(c) and 737 of the Internal Revenue Code. The basis of any property distributed to an Operating Trust unitholder will equal the adjusted basis of the unitholders’ Operating Trust units, reduced by any money distributed in liquidation. A distribution of money upon the liquidation of the Operating Trust, however, will be taxable to a Operating Trust unitholder to the extent that the amount of money distributed in liquidation, including any deemed distributions of cash as a result of a reduction in the unitholder’s share of partnership liabilities, exceeds the unitholder’s tax basis in its Operating Trust units. If Archstone-Smith issued its shares of beneficial interest to Operating Trust unitholders upon the liquidation of the Operating Trust, it is likely that each Operating Trust unitholder would be treated as if it had exchanged its Operating Trust units for Archstone-Smith shares and the unitholder would recognize gain or loss as if its Operating Trust units were sold in a fully taxable exchange.

       Sale of properties

      Its share of any gain realized by the Operating Trust on the sale of any “dealer property” generally will be treated as income from a prohibited transaction that is subject to 100% penalty tax. See “—Taxation of Archstone-Smith—General” and “—Taxation of Archstone-Smith—Gross income tests—The 95% Test.” Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Archstone-Smith intends to hold, and, to the extent within its control, to have any joint venture to which the Operating Trust is a partner hold, properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make sales of its properties and other properties acquired subsequent to the date hereof as are consistent with its investment objectives. Based upon its investment objectives, Archstone-Smith believes that overall, its properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

      Failure to qualify

      If Archstone-Smith fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, Archstone-Smith will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Archstone-Smith fails to qualify as a REIT will not be deductible by Archstone-Smith, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Archstone-Smith also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of our shareholders

      Taxation of taxable domestic shareholders

      As long as Archstone-Smith qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends or “qualified dividend income,” will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Ordinary dividends will be taxable to our domestic shareholders as ordinary income, except that prior to January 1, 2009, such dividends will be taxed at the rate applicable to long-term capital gains to the extent that such dividends are attributable to dividends received by Archstone-Smith from non-REIT corporations (such as taxable REIT subsidiaries) or are attributable to income upon which Archstone-Smith had paid corporate income tax (e.g., to the extent that Archstone-Smith distributed less than 100% of its taxable income). Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed Archstone-Smith’s actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that Archstone-Smith makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to its shareholders, reducing the tax basis of a shareholder’s shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by Archstone-Smith in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by Archstone-Smith and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Archstone-Smith during January of the following calendar year. Shareholders may not include in their individual income tax returns any of Archstone-Smith’s net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to Archstone-Smith’s shareholders. In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions required to be treated by such shareholder as long-term capital gains. Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 15% for sale or exchanges occurring after May 5, 2003 and prior to January 1, 2009 (and 20% for sales or exchanges occurring thereafter). Pursuant to Internal Revenue Service guidance, Archstone-Smith may classify portions of its capital gain dividends as gains eligible for the 15% (or 20%) capital gains rate or as unrecaptured Internal Revenue Code section 1250 gain taxable at a maximum rate of 25%.

      Shareholders should consult their tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

      Backup withholding

      Archstone-Smith will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Archstone-Smith with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder’s federal income tax liability. In addition, Archstone-Smith may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to Archstone-Smith.

      Taxation of tax-exempt shareholders

      The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a “pension-held REIT,” based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that Archstone-Smith, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

      However, if any pension or other retirement trust that qualifies under section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a “pension-held REIT” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute unrelated business taxable income. For these purposes, a “pension-held REIT” is defined as a REIT if such REIT would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

      Taxation of foreign shareholders

      Archstone-Smith will qualify as a “domestically controlled REIT” so long as less than 50% in value of its shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trusts and estates. Archstone-Smith currently anticipates that Archstone-Smith will qualify as a domestically controlled REIT. Under these circumstances, gain from the sale of shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person’s U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

      Distributions of cash generated by its real estate operations, but not by the sale or exchange of its communities, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with Archstone-Smith the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with Archstone-Smith claiming that the distribution is “effectively connected” income. Under applicable Treasury Regulations, foreign shareholders generally must provide the Internal Revenue Service Form W-8ECI beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.

      Distributions of proceeds attributable to the sale or exchange by Archstone-Smith of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. Archstone-Smith is required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person that could be designated by Archstone-Smith as a capital gain dividend; this amount is creditable against the foreign shareholder’s Foreign Investment in Real Property Tax Act tax liability.

      The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors should consult their own advisors regarding the income and withholding tax considerations with respect to their investment.

      New Tax Legislation

      On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 5, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Because Archstone-Smith is not generally subject to federal income tax on the portion of its REIT taxable income or capital gains distributed to its shareholders, Archstone-Smith’s dividends generally are not eligible for the new 15% tax rate on dividends. As a result, Archstone-Smith’s ordinary REIT dividends continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends generally applies to:

  a shareholder's long-term capital gains, if any, recognized on the disposition of Archstone-Smith's shares;

  Archstone-Smith's distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

  Archstone-Smith's dividends attributable to dividends received by Archstone-Smith from non-REIT corporations, such as taxable REIT subsidiaries; and

  Archstone-Smith's dividends to the extent attributable to income upon which Archstone-Smith has paid corporate income tax (e.g., to the extent that Archstone-Smith distribute less than 100% of our taxable income).

       Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011.

Other tax considerations

       Investments in taxable REIT subsidiaries

      Several issuers have elected to be treated as taxable REIT subsidiaries of Archstone-Smith effective January 1, 2001 and additional issuers have become taxable REIT subsidiaries of Archstone-Smith as a result of the merger of Smith Residential into Archstone-Smith. As taxable REIT subsidiaries of Archstone-Smith, these entities will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. Such taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary of Archstone-Smith is required to pay federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders will be reduced accordingly.

      Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities, which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. Archstone-Smith will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid by any of its taxable REIT subsidiaries to Archstone-Smith that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of the taxable REIT subsidiary.

      Under the taxable REIT subsidiary provision, Archstone-Smith and any entity treated as a corporation for tax purposes in which Archstone-Smith owns an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.” In addition, if a taxable REIT subsidiary of Archstone-Smith owns, directly or indirectly, securities representing 35% or more of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as a subsidiary of Archstone-Smith. As described above, taxable REIT subsidiary elections have been made for certain entities in which Archstone-Smith owns an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which Archstone-Smith owns an interest.

      Tax on built-in gain

      If Archstone-Smith acquires any assets from a taxable “C” corporation in a carry-over basis transaction, Archstone-Smith could be liable for specified liabilities that are inherited from the “C” corporation. If Archstone- Smith recognizes gain on the disposition of such assets during the 10 year period beginning on the date on which such assets were acquired by Archstone-Smith, then to the extent of such assets’ “built-in gain” (i.e., the excess of the fair market value of such asset at the time of the acquisition by Archstone-Smith over the adjusted basis in such asset, determined at the time of such acquisition), Archstone-Smith will be subject to tax on such gain at the highest regular corporate rate applicable. The results described herein with respect to the recognition of built-in gain assume that Archstone-Smith made or will make an election pursuant to Notice 88-19 or Treasury regulations that were promulgated in 2000. Because Smith Residential acquired assets from a “C” corporation in a carry-over basis transaction in 1999 and made the required election with respect to any built-in gain, Archstone-Smith inherited such election.

      Possible legislative or other actions affecting tax consequences

      Prospective shareholders should recognize that the present federal income tax treatment of an investment in Archstone-Smith may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in Archstone-Smith.

      State and local taxes

      Archstone-Smith and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which Archstone-Smith or they transact business or reside. The state and local tax treatment of Archstone-Smith and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common shares. A portion of Archstone-Smith’s income may be earned through taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at normal applicable corporate rates.

WHERE YOU CAN FIND MORE INFORMATION

      Archstone-Smith has filed with the Commission the Registration Statement on Form S-3 of which this Prospectus forms a part. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about common shares. The rules and regulations of the Commission allow us to omit specified information included in the Registration Statement from this Prospectus. In addition, Archstone- Smith files reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy any of this information at the following location of the Commission:

                                                                                                       Public Reference Room
                                                                                                       450 Fifth Street, N.W.
                                                                                                       Room 1024
                                                                                                       Washington, D.C. 20549

      You may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330.

      The Commission also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Archstone-Smith, who file electronically with the Commission. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning Archstone-Smith may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

      The Commission allows Archstone-Smith to “incorporate by reference” information in this document, which means that Archstone-Smith can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by information included directly in this document.

      The documents listed below that either Archstone-Smith has previously filed with the Commission (file no. 1-16755) are considered to be a part of this Prospectus. They contain important business and financial information about Archstone-Smith that is not included in or delivered with this document.

             2003 Annual Report on Form 10-K                Filed on March 5, 2004

             Registration Statements on Form 8-A            Filed with respect to, and setting forth the descriptions
                                                                                      of, Archstone-Smith common and preferred shares and
                                                                                      the related preferred share purchase rights, including
                                                                                      any amendments or reports filed for the purpose of
                                                                                      updating such description.

      All documents subsequently filed by Archstone-Smith pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Archstone-Smith will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information which has been incorporated by reference herein (not including exhibits to that information unless those exhibits are specifically incorporated by reference in that information). Requests should be directed to Archstone-Smith Trust, 9200 East Panorama Circle, Englewood, Colorado 80112, Attention: Secretary, telephone number: (303) 708-5959.

EXPERTS

      The consolidated financial statements and schedule of Archstone-Smith Trust as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

      The validity of the common shares offered pursuant to this Prospectus will be passed on for Archstone-Smith by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

       The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid, or have been paid in connection with a different registration statement, by the Registrant:

                SEC registration fee                                              $566.88
                Printing and duplicating expenses                               10,000.00
                Legal fees and expenses                                         10,000.00
                Accounting fees and expenses                                     3,000.00
                Miscellaneous expenses                                           5,000.00
                                                                      ---------------------
                Total                                                          $28,566.88
                                                                      =====================

Item 15.   Indemnification of Directors and Officers.

      Article IV, Section 10 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to indemnification of Trustees: “The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings.” Article IV, Section 9 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

“To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 9, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”

      Article VIII, Section 2 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to the indemnification of officers and employees:

“The Trust shall indemnify each officer and employee, and shall have the power to indemnify each agent, of the Trust to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.”

      Article VIII, Section 1 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of officers:

“To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”

      The registrant has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling Archstone-Smith under the foregoing provisions, Archstone-Smith has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits.

             See the Index to Exhibits, which is hereby incorporated herein by reference. Item 17. Undertakings.

             The undersigned Registrant hereby undertakes:

             (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this
Registration Statement:

  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes that: (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; (b) for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, State of Colorado on the 9th day of April, 2004.

                                                                                                                                                                ARCHSTONE-SMITH TRUST

                                                                                                                                                                 By: /s/ R. Scot Sellers
                                                                                                                                                                 Name: R. Scot Sellers
                                                                                                                                                                 Title: Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned trustees and officers of Archstone-Smith Trust, hereby constitutes and appoints R. Scot Sellers, Charles E. Mueller, Jr., Mark A. Schumacher and Caroline Brower, and each and any of them, his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including any post-effective amendment and any registration statement to be filed with the Securities and Exchange Commission pursuant to Rule 462(b)), and to file each such amendment to this registration statement or registration statement pursuant to Rule 462(b), with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in an about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

               Signature                                  Title                                  Date
               ---------                                  -----                                  ----

/s/ R. SCOT SELLERS                      Chairman and Chief Executive Officer                April 9, 2004
-------------------------------------
R. Scot Sellers                          (Principal Executive Officer)

/s/ CHARLES E. MUELLER, JR.              Executive Vice President and Chief                  April 9, 2004
------------------------------------
Charles E. Mueller, Jr.                  Financial Officer
                                         (Principal Financial Officer)

/s/ MARK A. SCHUMACHER                   Senior Vice President and Controller                April 9, 2004
---------------------------
Mark A. Schumacher                       (Principal Accounting Officer)

/s/ JAMES A. CARDWELL                    Trustee                                             April 9, 2004
---------------------------
James A. Cardwell

/s/ NED S. HOLMES                        Trustee                                             April 9, 2004
---------------------------
Ned S. Holmes

/s/ JAMES H. POLK, III                   Trustee                                             April 9, 2004
------------------------------------
James H. Polk, III

/s/ JOHN M. RICHMAN                      Trustee                                             April 9, 2004
------------------------------------
John M. Richman

/s/ JOHN C. SCHWEITZER                   Trustee                                             April 9, 2004
---------------------------
John C. Schweitzer

/s/ ROBERT H. SMITH                      Trustee                                             April 9, 2004
------------------------------------
Robert H. Smith

/s/ ROBERT P. KOGOD                      Trustee                                             April 9, 2004
------------------------------------
Robert P. Kogod

/s/ ERNEST S. GERARDI                    Trustee                                             April 9, 2004
------------------------------------
Ernest S. Gerardi

/s/ RUTH ANN M. GILLIS                   Trustee                                             April 9, 2004
---------------------------
Ruth Ann M. Gillis

INDEX TO EXHIBITS

Exhibit Number                   Description

4.1                     Amended and Restated Declaration of Trust of Archstone-Smith Trust
                        (incorporated by reference to Exhibit 4.1 to the Archstone-Smith Trust's Current
                        Report of Form 8-K filed with the SEC on November 1, 2001)

4.2                     Amended and Restated Bylaws of Archstone-Smith Trust (incorporated by reference to Exhibit 4.2 to the Archstone-Smith Trust's Current
                        eport on Form 8-K filed with the SEC on November 1, 2001)

4.3                     Indenture, dated as of February 1, 1994, between Archstone-Smith Operating
                        Trust (formerly Archstone Communities Trust) and Morgan Guaranty Trust
                        Company of New York, as Trustee relating to Archstone-Smith Operating
                        Trust's (formerly Archstone Communities Trust) unsecured senior debt securities (incorporated by reference to Exhibit 4.2 to Archstone-Smith
                        Operating Trust's (formerly Archstone Communities Trust) Annual Report on
                        Form 10-K for the year ended December 31, 1993)

4.4                     First Supplemental Indenture, dated February 2, 1994, among Archstone-Smith
                        Operating Trust (formerly Archstone Communities Trust), Morgan Guaranty
                        Trust Company of New York and State Street Bank and Trust Company, as
                        successor Trustee (incorporated by reference to Exhibit 4.3 to Archstone-Smith
                        Operating Trust's (formerly Archstone Communities Trust) Current Report on
                        Form 8-K dated July 19, 1994)

4.5                     Indenture, dated as of August 14, 1997, between Security Capital Atlantic
                        Incorporated and State Street Bank and Trust Company, as Trustee (incorporated by reference to Exhibit 4.8 to Security Capital Atlantic Incorporated's
                        Registration Statement on Form S-11 (File No. 333-30747))

4.6                     Rights Agreement, dated as of December 1, 2003, by and between Archstone-
                        Smith Trust and Mellon Investor Services, LLC, including the form of rights certificate (incorporated by reference to Exhibit 4.4 to Archstone-Smith
                        Trust's Annual Report on Form 10-K for the year ended December 31, 2003)

4.7                     Form of Archstone-Smith Trust common share ownership certificate (incorporated by reference to Exhibit 3.3 to Archstone-Smith Trust's
                        Registration Statement on Form S-4 (File No. 333-63734))

4.8                     Form of Archstone-Smith Trust share certificate for Series D Preferred Shares
                        (incorporated by reference to Exhibit 3.6 to Archstone-Smith Trust's
                        Registration Statement on Form S-4 (File No. 333-63734))

4.9                     Form of Archstone-Smith Trust share certificate for Series I Preferred Shares
                        (incorporated by reference to Exhibit 3.8 to Archstone-Smith Trust's
                        Registration Statement on Form S-4 (File No. 333-63734))

4.10                    Form of Archstone-Smith Trust share certificate for Series K Preferred Shares
                        (incorporated by reference to Exhibit 3.10 to Archstone-Smith Trust's
                        Registration Statement on Form S-4 (File No. 333-63734))

4.11                    Form of Archstone-Smith Trust share certificate for Series L Preferred Shares
                        (incorporated by reference to Exhibit 3.11 to Archstone-Smith Trust's
                        Registration Statement on Form S-4 (File No. 333-63734))

5                       Opinion of Mayer, Brown, Rowe and Maw LLP as to the legality of the securities offered.

8                       Opinion of Mayer, Brown, Rowe and Maw LLP as to certain tax matters.

23.1                    Consent of Mayer, Brown, Rowe and Maw LLP (included in Exhibits 5.1 and 8.1).

23.2                    Consent of KPMG LLP.

24.1                    Power of Attorney (included in this registration statement on signature page).